Exhibit (i)


                              SEWARD & KISSEL LLP
                               901 K Street, N.W.
                                   Suite 800
                              Washington, DC 20001

                           Telephone: (202) 737-8833
                           Facsimile: (202) 737-5184
                                 www.sewkis.com


                                                           May 31, 2016

AB Fixed-Income Shares, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Ladies and Gentlemen:

        We have acted as counsel for AB Fixed-Income Shares, Inc., a Maryland corporation (the "Company"), in connection with the registration of an indefinite number of shares of Class AB Common Stock, Institutional Class Common Stock, Class A Common Stock, Class C Common Stock, Advisor Class Common Stock, Class R Common Stock, Class K Common Stock, Class I Common Stock, Class Z Common Stock and Class 1 Common Stock (each a "Class" and collectively, the "Shares") of the Company's AB Government Money Market Portfolio (the "Portfolio"), par value $.0005 per share. The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

        As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company's Registration Statement on Form N-1A relating to the Portfolio to be filed with the Securities and Exchange Commission (the "Commission") to become effective on June 1, 2016 pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended (as so amended, the "Registration Statement") in which this letter is included as exhibit (i). We have examined the Charter and By-Laws of the Company and applicable amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

        Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the relevant Classes of the Portfolio authorized to be issued by the Company in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable shares under the laws of the State of Maryland.

        We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bar in the State of New York and the District of Columbia.

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        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the Statement of Additional Information included therein.


                                                 Very truly yours,

                                                 /s/ Seward & Kissel LLP